                              SEPARATION AGREEMENT


         THIS SEPARATION AGREEMENT (the "Agreement") is made as of the ___ day of _______, 1997 (the "Effective Date"), between PENFORD CORPORATION, a Washington corporation (previously known as PENWEST, LTD.) ("Penford"), and PENWEST PHARMACEUTICALS CO., a Washington corporation ("Penwest").

                                    RECITALS

         WHEREAS, the Board of Directors of Penford has determined that it is in the best interest of Penford and its shareholders to separate the pharmaceutical division of its business from the food and paper division of its business;

         WHEREAS, it is the intention of Penford to contribute to Penwest certain assets and to assign certain liabilities, to transfer certain technology to Penwest and to make other arrangements to establish Penwest as a separate enterprise for the purpose of engaging in research, development and marketing of novel drug delivery technologies and sale and distribution of pharmaceutical excipients (the "Pharmaceutical Business");

         WHEREAS, Penford and Penwest have determined that it is necessary and desirable, on the terms and conditions contemplated hereby (i) to cause Penwest to offer and sell for its own account in the IPO (as defined below) a limited number of shares of Penwest Common Stock (as defined below), and (ii) for Penford to distribute to shareholders of Penford the outstanding shares of Penwest Common Stock held by Penford following the IPO;

         WHEREAS, the Distribution (as defined below) is intended to qualify as a tax-free spin-off under Sections 355 and 368 of the Code (as defined below); and

         WHEREAS, Penford and Penwest have further determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Separation (as defined below), the IPO and the Distribution and to set forth other agreements that will govern certain other matters following the Separation, IPO and Distribution;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 GENERAL. As used in this Agreement and the Exhibits hereto, the following terms shall have the following meanings:

         ACTION: any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

         AFFILIATE: affiliate of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and polices of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         AGENT: the distribution agent to be appointed by Penford to distribute to the shareholders of Penford the shares of Penwest Common Stock held by Penford pursuant to the Distribution.

         ANCILLARY AGREEMENTS: all of the agreements, instruments, understandings, assignments or other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Excipient Supply Agreement, the Services Agreement, the Tax Allocation Agreement, the Employee Benefits Agreement and the Trademark Assignment.

         CLOSING DATE: the first time any shares of Penwest Common Stock are sold to the Underwriters pursuant to the IPO in accordance with the terms of the Underwriting Agreement to be entered into between Penwest and the Underwriters.

         CODE: the Internal Revenue Code of 1986, as amended.

         COLLABORATIVE AGREEMENTS: include the following agreements:

              (a) Product Development and Supply Agreement between Penwest, Ltd., a Washington corporation ("Penwest, Ltd.") and Mylan Pharmaceuticals, Inc., a West Virginia corporation ("Mylan") dated August 17, 1994.

              (b) Sales and Distribution Agreement between Penwest, Ltd. and Mylan dated January 3, 1997.

              (c) Product Development and Supply Agreement between Penwest, Ltd. and Mylan dated August 3, 1995.

              (d) Product Development and Supply Agreement between Penwest, Ltd. and Mylan dated March 22, 1996.

              (e) Custom Blending Agreement between Boehringer Ingelheim Pharmaceuticals, Inc. and Penwest, Ltd. dated November 23, 1994.

              (f) Product Development and Supply Agreement between TIMERx Technologies, a Washington corporation ("TIMERx Technologies") and Kremers Urban Development Company ("Kremers") dated August 30, 1996.

              (g) Product Development and Supply Agreement between TIMERx Technologies and Kremers dated May 31, 1996.

              (h) Heads of Agreement and Development Agreement between TIMERx Technologies and Schwarz dated September 20, 1995.

              (i) Product Development, License and Supply Agreement between TIMERx Technologies and Sanofi Winthrop International S.A., a company incorporated under the laws of France dated February 28, 1997, as amended.

              (j) The Agreement between Edward Mendell Co., Inc. and Leiras OY dated July 27, 1992.

              (k) Letter of Consent between TIMERx Technologies and Leiras OY dated May 26, 1995.

              (l) Letter of Agreement between TIMERx Technologies and Leiras OY dated May 26, 1995.

              (m) Strategic Alliance Agreement between Penwest Pharmaceuticals Group and Endo Pharmaceuticals Inc., dated September 17, 1997.

         COMMISSION: the Securities and Exchange Commission.

         CONVEYANCE AND ASSUMPTION INSTRUMENTS: collectively, the various agreements, instruments and other documents entered into or to be entered into to effect the transfer, prior to the Closing Date and in the manner contemplated by this Agreement or any other agreement or document contemplated by this Agreement or otherwise, of Penwest Assets to Penwest (including, without limitation, the intellectual property rights and other assets described in the Registration Statement) and the assumption of Penwest Liabilities by Penwest, in both cases relating to the business of Penwest as described in the Registration Statement.

         DISTRIBUTION: the distribution by Penford on a pro rata basis to holders of Penford Common Stock of all of the outstanding shares of Penwest Common Stock owned by Penford on the Distribution Date as set forth in Article IV.

         DISTRIBUTION DATE: the date determined pursuant to Section 4.1 on which the Distribution occurs provided that such date shall occur on or after April 1, 1998.

         EMPLOYEE BENEFITS AGREEMENT: the Employee Benefits Agreement between Penford and Penwest providing for, among other things, participation by Penwest Employees in certain of the Penford employee benefit plans from the effective date of the Employee Benefits Agreement through December 31, 1997.

         EXCIPIENT SUPPLY AGREEMENT: the Excipient Supply Agreement between Penford and Penwest pursuant to which Penford will manufacture and supply exclusively to Penwest, and Penwest will purchase exclusively from Penford, all of Penwest's requirements for EMDEX and CANDEX.

         EMDEX/CANDEX: sugar based (Dextrate) binders.

         EXCHANGE ACT: the Securities Exchange Act of 1934, as amended.

         GOVERNMENTAL APPROVALS: any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from any Governmental Authority.

         GOVERNMENTAL AUTHORITY: any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         IPO: the initial public offering by Penwest of shares of Penwest Common Stock pursuant to the Registration Statement.

         LIABILITIES: any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

         PENFORD COMMON STOCK: the Common Stock, par value $1.00 per share, of Penford.

         PENFORD MARKET CAPITALIZATION: the number of Penford's fully diluted shares outstanding (shares of Penford Common Stock outstanding, plus shares of Penford Common Stock issuable upon exercise of outstanding stock options) multiplied by the fair market value of Penford Common Stock (which shall equal the weighted average of the last reported price of Penford Common Stock on the Nasdaq National Market on the date on which the Penford Common Stock is first traded on the Nasdaq National Market at a price that does not reflect the value of the Penwest Common Stock held by Penford as set by the Nasdaq National Market (the "X Date") and the nineteen (19) trading days immediately following the X Date.

         PENWEST ASSETS:

              (a) any and all assets that are expressly contemplated by the Penwest Contracts or this Agreement or any other agreement or document contemplated by this Agreement (or any Schedule hereto or thereto) as assets to be transferred to Penwest;

              (b) any assets reflected in Penwest's balance sheet dated September 30, 1997 as assets of Penwest, subject to any dispositions of such assets subsequent to the date of such balance sheet; and

              (c) any and all assets owned or held immediately prior to the Closing Date by Penford that are used primarily in the Pharmaceutical Business. The intention of this clause (c) is only to rectify any inadvertent omission of transfer or conveyance of any assets that, had the parties given specific consideration to such asset as of the date hereof, would have otherwise been classified as a Penwest Asset. No asset shall be deemed to be a Penwest Asset solely as a result of this clause (c) if such asset is within the category or type of asset expressly covered by the subject matter of an Ancillary Agreement.

         PENWEST COMMON STOCK: the Common Stock, par value $0.001 per share, of Penwest.

         PENWEST CONTRACTS: the following contracts and agreements to which Penford is a party or by which its assets are bound, whether or not in writing:

              (a) any supply or vendor contracts or agreements that relate primarily to the Pharmaceutical Business;

              (b)  the Collaborative Agreements;

              (c) any contract or agreement entered into by Penford or Penwest that relates primarily to the Pharmaceutical Business;

              (d) any contract or agreement entered into by Penford or Penwest with any federal, state and local government that relates primarily to the Pharmaceutical Business;

              (e) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Penwest; and

              (f) any guarantee, indemnity, representation, warranty or other Liability of Penford in respect of any other Penwest Contract, any Penwest Liability or the Pharmaceutical Business.

         PENWEST EMPLOYEES: Penwest Employees include Penwest's current employees and any other employees who are hired by Penwest prior to the Distribution Date.

         PENWEST MARKET CAPITALIZATION: the number of Penwest's fully diluted shares outstanding (shares of Penwest Common Stock outstanding, plus shares of Penwest Common Stock issuable upon exercise outstanding stock options) multiplied by the fair market value of the Penwest Common Stock (which shall equal the weighted average of the last reported price of Penwest Common Stock on the Nasdaq National Market on the X Date and the nineteen (19) trading days immediately following such X Date.

         PENWEST LIABILITIES:

              (a) any and all Liabilities that are expressly contemplated by this Agreement or any other agreement or document contemplated by this Agreement or otherwise (or the Schedules hereto or thereto) as Liabilities to be assumed by Penwest;

              (b) all Liabilities (other than taxes based on, or measured by reference to, net income), including any Liabilities related to Penwest Employees and product Liabilities, primarily relating to, arising out of or resulting from:

                   (i) the operation of the Pharmaceutical Business, as conducted at any time prior to, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act or any statement made by any director, officer, employee, agent or representatives (whether or not such act or failure to act or statement is or was within such Person's authority); or

                   (ii) any Penwest Assets (including any Penwest Contracts);

in any such case whether arising before, on or after the Closing Date;

              (c) all Liabilities, excluding any intercompany indebtedness forgiven pursuant to Section 2.5 of this Agreement, reflected as liabilities or obligations of Penwest in its balance sheet, subject to any discharge of such Liabilities subsequent to the date of such balance sheet.

         PERSON: an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

         PROSPECTUS: each preliminary, final or supplemental prospectus forming a part of the Registration Statement.

         RECORD DATE: the close of business on the date to be determined by the Penford Board of Directors as the record date for determining shareholders of Penford entitled to receive shares of Penwest Common Stock.

         REGISTRATION STATEMENT: Registration Statement on Form S-1 to be filed under the Securities Act, pursuant to which 2,875,000 shares of Penwest Common Stock to be issued in the IPO will be registered, together with all amendments thereto.

         SECURITIES ACT: the Securities Act of 1933, as amended.

         SEPARATION: the transfer of the Penwest Assets to Penwest and the assumption by Penwest of the Penwest Liabilities, all as more fully described in this Agreement or any other agreement or document contemplated by this Agreement or otherwise.

         SERVICES AGREEMENT: the Services Agreement between Penford and Penwest providing for, among other things, the provision by Penford to Penwest of certain administrative and other services on a transitional basis.

         SUBSIDIARY: Subsidiary of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or other performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         TAX ALLOCATION AGREEMENT: the Tax Allocation Agreement between Penford and Penwest, providing for, among other things, the allocation of liabilities with respect to federal, state and local income taxes and the procedures for filing returns with respect to such taxes.

         TRADEMARK ASSIGNMENT: the Trademark Assignment between Penford and Penwest, providing for, among other things the assignment by Penford to Penwest of certain trademarks and related rights.

         UNDERWRITERS: the managing underwriters for the IPO.

         UNDERWRITING AGREEMENT: the underwriting agreement to be entered into between Penwest and the Underwriters with respect to the IPO.

                                   ARTICLE II

                                 THE SEPARATION

         2.1  TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES.

              (a) Penford hereby assigns, transfers, conveys and delivers to Penwest, and Penwest hereby accepts from Penford, all of Penford's right, title and interest in all Penwest Assets.

              (b) Penwest hereby assumes and agrees faithfully to perform and fulfill all the Penwest Liabilities, in accordance with their respective terms. Penwest shall be responsible for all Penwest Liabilities, regardless of when or where such liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such liabilities are asserted or determined (including any Penwest Liabilities arising out of claims made by Penford's or Penwest's respective shareholders, directors, officers, employees, agents, Subsidiaries or Affiliates against Penford or Penwest) or whether asserted or determined prior to the date hereof.

              (c) In the event that any time or from time to time (whether prior to or after the Distribution Date), any party hereto, shall receive or otherwise possess any asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for any such other Person.

         2.2 TERMINATION OF AGREEMENTS. Except as otherwise provided or contemplated in this Agreement, Penwest and Penford hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between Penwest and Penford, effective as of the Closing Date; provided, however, to the extent any such agreement, arrangement, commitment or understanding is inconsistent with any Ancillary Agreement such termination shall be effective as of the date of effectiveness of the applicable Ancillary Agreement. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing Date (or, to the extent contemplated by the proviso to the immediately preceding sentence, after the effective date of the applicable Ancillary Agreement). Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

         2.3 DOCUMENTS RELATING TO OTHER TRANSFERS OF ASSETS AND ASSUMPTION OF LIABILITIES. In furtherance of the assignment, transfer and conveyance of Penwest Assets and the assumption of Penwest Liabilities set forth in Section 2.1(a) and (b), simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) each of Penford and Penwest shall execute and deliver such bills of sale, stock powers, certificates of titles, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Penford's right, title and interest in and to the Penwest Assets to Penwest and (ii) Penwest shall execute and deliver to Penford such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Penwest Liabilities by Penwest.

         2.4 ANCILLARY AGREEMENTS. Each of Penford and Penwest will execute and deliver all Ancillary Agreements to which it is a party which agreement will become effective upon the Closing Date, including but not limited to:

              (a)  the Excipient Supply Agreement;
              (b)  the Services Agreement;
              (c)  the Tax Allocation Agreement;
              (d)  the Employee Benefits Agreement; and
              (e)  the Trademark Assignment.

         2.5 FORGIVENESS OF INTERCOMPANY DEBT. Effective immediately prior to the Closing Date, Penford hereby forgives all existing remaining intercompany indebtedness owed by Penwest to Penford in order to provide an appropriate level of working capital and equity at Penwest as it is established as a separate stand alone company. Each of Penford and Penwest shall execute any documents and instruments necessary or appropriate to confirm such loan forgiveness. Penford and Penwest agree that Penford shall treat the loan forgiveness as a contribution to the capital of Penwest in constructive exchange for Penwest Common Stock, provided that no additional shares of Penwest Common Stock shall be issued or issuable in connection with or as a result of such contributions.

         2.6 CONSENTS. Each party hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any agreements or the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments, it being agreed and understood that the party to which any assets were or are transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with. Notwithstanding the foregoing, the parties shall use reasonable best efforts to obtain all consents and approvals, to enter into all agreements and to make all filings and applications which may be required for the consummation of the transactions contemplated by this Agreement or any other agreement or document contemplated by this Agreement or otherwise, including, without limitation, all applicable regulatory filings or consents under federal or state laws and all necessary consents, approvals, agreements, filings and applications.

         2.7 REPRESENTATIONS OR WARRANTIES. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representations or warranties with respect to any assets of such party, except that Penford represents and warrants to the best of its knowledge that the delivery of all Penwest Assets transferred or being transferred to Penwest pursuant to this Agreement or any other Conveyance and Assumption Instruments has vested or will vest good title to such assets in Penwest free and clear of all material liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever affecting such assets.

         2.8 COLLABORATIVE AGREEMENTS. In the event that any transfer of Penford's rights to Penwest under any of the Collaborative Agreements would violate or is found to violate the terms of, or result in the loss of rights or imposition of penalty under, any Collaborative Agreement covered thereby, or would not be effective subsequent to the Distribution Date, such transfer shall be deemed null and void and, in lieu thereof, (i) Penford shall retain all rights and fulfill any obligations, at Penwest's expense, it may have to any third party under any such Collaborative Agreement, it being understood that to the extent practicable, Penwest shall fulfill such obligations on Penford's behalf, (ii) Penford shall pay over to Penwest any royalty or other payments it may receive from any third party pursuant to any such Collaborative Agreement and (iii) at the request and expense of Penwest Penford shall use all reasonable best efforts to arrange for the grant by the applicable third party of comparable rights to Penwest.

                                   ARTICLE III

                       THE IPO AND ACTIONS PENDING THE IPO

         3.1  TRANSACTIONS PRIOR TO THE IPO.

              (a) Subject to the conditions specified in Section 3.3, Penford and Penwest shall use their reasonable best efforts to consummate the IPO. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.1.

              (b) Penwest shall file the Registration Statement, and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by law or by the Underwriters, including, but not limited to, filing such amendments to the Registration Statement as may be required by the Underwriting Agreement, the Commission or federal or state securities laws. Penford and Penwest shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Penwest Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Separation, the IPO, the Distribution or the other transactions contemplated by this Agreement or any other agreement or document contemplated by this Agreement or otherwise.

              (c) Penwest and Penford shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to them and shall comply with its obligations thereunder.

              (d) Penford and Penwest shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

              (e) Penwest shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.

              (f) Penwest shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the Penwest Common Stock issued in the IPO on the Nasdaq National Market, subject to official notice of issuance.

              (g) Penwest shall participate in the preparation of materials and presentations as the Underwriters shall deem necessary or desirable.

              (h) Penwest shall pay all third party costs, fees and expenses relating to the IPO, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, and all of the costs of producing, printing, mailing and otherwise distributing the Prospectus, and shall reimburse Penford for any such costs, fees and expenses to the extent paid by Penford.

         3.2 PROCEEDS OF THE IPO. The IPO will be a primary offering of Penwest Common Stock and the net proceeds of the IPO will be retained by Penwest.

         3.3 CONDITIONS PRECEDENT TO CONSUMMATION OF THE IPO. As soon as practicable after the date of this Agreement, the parties hereto shall use their reasonable best efforts to satisfy the following conditions to the consummation of the IPO. The obligations of the parties to consummate the IPO shall be conditioned on the satisfaction of the following conditions:

              (a) The Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop-order in effect with respect thereto.

              (b) The actions and filings with regard to state securities and blue sky laws of the United States shall have been taken and, where applicable, have become effective or been accepted.

              (c) The Penwest Common Stock to be issued in the IPO shall have been accepted for listing on the Nasdaq National Market, subject to official notice of issuance.

              (d) Penwest and Penford shall have entered into the Underwriting Agreement and all conditions to the obligations of Penwest and the Underwriters shall have been satisfied or waived.

              (e) Immediately following the IPO, Penford shall "control" Penwest within the meaning of Sections 355 and 368 of the Code, and all other conditions to permit the Distribution to qualify as a tax-free distribution to Penford, Penwest and Penford's shareholders shall, to the extent applicable as of the time of the IPO, be satisfied and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

              (f) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO or any of the other transactions contemplated by this Agreement or any other agreement or document contemplated by this Agreement or otherwise shall be in effect.

              (g) Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Separation and the IPO in order to assure the successful completion of the Separation and the IPO and the other transactions contemplated by this Agreement or any other agreement or document contemplated by this Agreement or otherwise shall have been taken.

              (h)  This Agreement shall not have been terminated.

              (i) A pricing committee of Penford directors designated by the Board of Directors of Penford shall have determined that the terms of the IPO are acceptable to Penford.

                                   ARTICLE IV

                                THE DISTRIBUTION

         4.1  THE DISTRIBUTION.

              (a) Subject to Section 4.3 hereof, on or prior to the Distribution Date, Penford will deliver to the Agent for the benefit of holders of record of Penford Common Stock on the Record Date, a single stock certificate, endorsed by Penford in blank, representing all of the outstanding shares of Penwest Common Stock then owned by Penford, and shall cause the transfer agent for the shares of Penford Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of Penwest Common Stock to each such holder or designated transferee or transferees of such holder.

              (b) Subject to Section 4.4 hereof, each holder of Penford Common Stock on the Record Date (or such holder's designated transferee or transferees) shall be entitled to receive, in the Distribution, a number of shares of Penwest Common Stock equal to the number of outstanding shares of Penwest Common Stock owned by Penford on the Record Date multiplied by a fraction, the numerator of which is the number of shares of Penford Common Stock held by such holder on the Record Date, and the denominator of which is the number of shares of Penford Common Stock outstanding on the Record Date.

              (c) Penwest and Penford, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

         4.2  ACTIONS PRIOR TO THE DISTRIBUTION.

              (a) Penford and Penwest shall prepare and mail, prior to the Distribution Date, to the holders of Penford Common Stock, such information concerning Penwest, its business, operations and management, the Distribution and such other matters as Penford and Penwest shall reasonably determine and as may be required by law. Penford and Penwest, as may be appropriate, will prepare and to the extent required under applicable law, will file with the Commission any such documentation which Penford determines are necessary or desirable to effectuate the Distribution and Penford and Penwest shall each use its reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto.

              (b) In addition to their respective obligations under Section 4.2(a) above, Penford and Penwest shall take all other actions as may be necessary or appropriate under the securities or blue sky laws of the United States in connection with the Distribution.

              (c) Penford and Penwest shall use their reasonable best efforts to cause the conditions set forth in Section 4.3 to be satisfied and to effect the Distribution on the Distribution Date.

              (d) Penwest shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Penwest Common Stock to be distributed in the Distribution on the Nasdaq National Market.

         4.3 CONDITIONS TO DISTRIBUTION. Penford shall have the sole discretion to determine the date of consummation of the Distribution at any time prior to the date six months after the Closing Date. Following the date six months after the Closing Date, Penford shall be obligated to effect the Distribution as promptly as practicable, subject to the satisfaction, or waiver by the Penford Board of Directors in its sole discretion, of the conditions set forth below.

              (a) A private letter ruling from the Internal Revenue Service (the "Private Letter Ruling") shall have been obtained, and shall continue in effect, or a written opinion from Ernst & Young LLP shall have been delivered, in either case to the effect that, among other things, the Distribution will qualify as a tax-free distribution for federal income tax purposes under Sections 355 and 368 of the Code, and such ruling or opinion shall be in form and substance satisfactory to Penford in its sole discretion.

              (b) Any material Governmental Approvals and consents necessary to consummate the Distribution shall have been obtained and shall be in full force and effect.

              (c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of Penford shall have occurred or failed to occur that prevents the consummation of the Distribution.

              (d) The transactions contemplated hereby shall be in compliance with applicable federal and state securities laws.

              (e) Each of Penwest and Penford shall have received such consents, and shall have received executed copies of such agreements or amendments of agreements, as they shall deem necessary in connection with the completion of the transactions contemplated by this Agreement or any other agreement or document contemplated by this Agreement or otherwise.

              (f) All action and other documents and instruments deemed necessary or advisable in connection with the transactions contemplated hereby shall have been taken or executed, as the case may be, in form and substance satisfactory to Penford and Penwest.

              (g) No material adverse change shall have occurred with respect to the business or financial condition of Penford since August 31, 1997, or Penwest since September 30, 1997, which would, in the reasonable judgment of the Penford Board of Directors, make approval of the Distribution inadvisable.

The foregoing conditions are for the sole benefit of Penford and shall not give rise to or create any duty on the part of Penford or the Penford Board of Directors to waive or not waive any such condition.

         4.4 FRACTIONAL SHARES. As soon as practicable after the Distribution Date, Penford shall direct the Agent to determine the number of whole shares and fractional shares of Penwest Common Stock allocable to each holder of record of Penford Common Stock as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby in open-market transactions in the Agent's sole discretion as to when, how, through which broker-dealer and at what price to make such sales, and to cause to be distributed to each such holder or for the benefit of each such holder, in lieu of any fractional share, such holder's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Penford and the Agent shall use their reasonable best efforts to aggregate the shares of Penford Common Stock that may be held by any holder of record thereof through more than one account in determining the fractional share allocable to such holder.

                                    ARTICLE V

                        ACKNOWLEDGEMENT OF MATERIAL FACTS

         5.1 ORGANIZATION. Penford and Penwest acknowledge that each is duly organized, validly existing and in good standing under the laws of the State of Washington, with requisite corporate power to own their properties and assets and to carry on their respective businesses as presently conducted or contemplated.

                                   ARTICLE VI

                  MISCELLANEOUS LIABILITIES AND INDEMNIFICATION

         6.1 PENWEST LIABILITIES; INDEMNIFICATION. Penwest shall indemnify, defend and hold harmless Penford from and against any and all Liabilities arising out of or resulting from any of the following items (without duplication):

              (a)  the employment of Penwest Employees;

              (b)  the business of Penwest and the Penwest Assets;

              (c) purchase orders, accounts payable, accrued compensation and other accrued Penwest Liabilities and other agreements which relate to the business of Penwest and the Penwest Assets; and

              (d) any misstatement or omission of a material fact other than misstatements or omissions with respect to Penford based on information supplied in writing by Penford in any documents or filings prepared for purposes of compliance or qualification under applicable securities laws in connection with the Separation, IPO or Distribution and related transactions, including, without limitation, the Registration Statement.

         6.2 PENFORD LIABILITIES; INDEMNIFICATION. Penford shall indemnify, defend and hold harmless Penwest from and against any and all Liabilities arising out of or resulting from any of the following items (without duplication):

              (a) the business of Penford and the Liabilities not assumed by Penwest under the terms of this Agreement or any other agreement or document contemplated by this Agreement; and

              (b) any misstatement or omission of a material fact with respect to Penford based on information supplied in writing by Penford in any documents or filings prepared for purposes of compliance or qualification under applicable securities laws in connection with the Separation, IPO or Distribution and related transactions, including, without limitation, the Registration Statement.

         6.3  PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY CLAIMS.

              (a) If any Person entitled to indemnification hereunder (an "Indemnitee") shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which any party (an "Indemnifying Party") may be obligated to provide indemnification to such Indemnitee pursuant to Section 6.1 or 6.2, or any other Section of this Agreement or any other agreement or document contemplated by this Agreement or otherwise, such Indemnitee shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this
Section 6.3(a) shall not relieve the Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

              (b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 6.3(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in Section 6.3(c).

              (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.3(b), such Indemnitee may defend such Third Party Claim at the cost and expense (including allocated costs of in-house counsel and other personnel) of the Indemnifying Party.

              (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

              (e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

         6.4 TAX LIABILITIES. Notwithstanding the provisions of Sections 6.1 and 6.2, all tax Liabilities relating to the business of Penwest and the Penwest Assets including, without limitation, income taxes, franchise taxes, sales taxes, use taxes, payroll taxes and employment taxes, shall be assumed by the party to whom the Liability has been allocated in the Tax Allocation Agreement.

         6.5  ADDITIONAL MATTERS.

              (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty
(30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement.

              (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have the right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

              (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts' fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

         6.6 REMEDIES CUMULATIVE. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by an Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

                                   ARTICLE VII

                       ACCESS TO INFORMATION AND SERVICES

         7.1 PROVISION OF CORPORATE RECORDS. Upon Penwest's request, Penford shall arrange as soon as practicable following the Effective Date for the delivery to Penwest of existing corporate records in the possession of Penford relating to the business of Penwest or assets to be transferred to Penwest, together with all active agreements and active litigation files relating to the businesses of Penwest, except to the extent such items are already in the possession of Penwest. Such records shall be the property of Penwest but shall be available to Penford for review and duplication until Penford shall notify Penwest in writing that such records are no longer of use to Penford.

         7.2 ACCESS TO INFORMATION. From and after the Effective Date, Penford shall afford to Penwest and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable best efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within Penford's possession relating to the businesses of Penwest, insofar as such access is reasonably required by Penwest. Penwest shall afford to Penford and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable best efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to Information within Penwest's possession relating to the business of Penwest prior to the Distribution or to the business of Penford, insofar as such access is reasonably required by Penford. Information may be requested under this Article VII for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing the transactions contemplated in this Agreement or any other agreement or document contemplated by this Agreement or otherwise.

         7.3 PENWEST SECURITIES FILINGS. For a period of three years following the Effective Date, each of Penwest and Penford shall provide to the other, promptly following such time at which such documents shall be filed with the Commission, copies of all documents which shall be filed by either Penwest or Penford, as the case may be, with the Commission pursuant to the periodic and interim reporting requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

         7.4 PRODUCTION OF WITNESSES. At all times from and after the Effective Date, each of Penford and Penwest shall use reasonable best efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required, in connection with legal, administrative or other proceedings in which the requesting party may from time to time be involved.

         7.5 REIMBURSEMENT. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing information to the other party under this
Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information.

         7.6 RETENTION OF RECORDS. For a period of six (6) years following the Effective Date, each of Penford and Penwest shall retain all Information relating to the other as of the Effective Date, except as otherwise required by law or set forth in an Ancillary Agreement or except to the extent that such Information is in the public domain or in the possession of the other party.

         7.7 CONFIDENTIALITY. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any Information of or concerning the other party which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provisions of this Agreement or any Ancillary Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to Information which (i) at the time of disclosure was in the public domain or (ii) was received by the receiving party from a third party who did not receive such Information from the disclosing party under an obligation of confidentiality.

                                  ARTICLE VIII

                                    COVENANTS

         8.1 NASDAQ NATIONAL MARKET LISTING. Penwest hereby agrees to use its reasonable best efforts to effect and maintain the listing of the Penwest Common Stock on the Nasdaq National Market.

         8.2 ANCILLARY AGREEMENTS. The parties agree that they shall comply with and provide all services and take any and all actions required to be provided or taken by the terms of any and all of the Ancillary Agreements following the Closing Date.

         8.3  SHARING OF UTILITIES

              (a) Penford agrees that Penwest shall be entitled to use and consume, in an amount reasonably required, at Penwest's Cedar Rapids facility certain utilities consisting of natural gas, electricity and steam from Penford's Cedar Rapids facility. Any material change in the provision of such utilities shall require six (6) months prior notice.

              (b)  In connection with the sharing of utilities as described in
Section 8.3(a), Penwest will reimburse Penford for its consumption of such utilities based on Penford's total cost (including maintenance) for each item and Penwest's fraction of the total consumption.

              (c) Penford will submit a monthly invoice to Penwest of all amounts owed by Penwest to Penford with respect to utilities consumed by Penwest pursuant to Section 8.3(a). The charges will be due when billed and shall be paid no later than thirty (30) days from the date of billing.

         8.4  NON-COMPETITION

              (a)  From the Effective Date to the longer of (i) five years or
(ii) the termination of the Excipient Supply Agreement, neither Penford nor any of its Affiliates shall, directly or indirectly, manufacture, market, sell or distribute for inclusion in any pharmaceutical or nutritional product (including vitamins, minerals and cofactors, but excluding foods) any product having the same or substantially the same form, composition or applications as EMDEX or CANDEX or any similar sugar- based product. From the Effective Date to the longer of (i) five years or (ii) the termination of the Excipient Supply Agreement, neither Penwest nor any of its Affiliates shall, directly or indirectly, manufacture, market, sell or distribute for inclusion in any foods product any product having the same or substantially the same form, composition or applications as EMDEX or CANDEX or any similar sugar- based product.

              (b) For a period of five years from the Effective Date, Penford shall not directly or indirectly recruit or solicit any employee of Penwest, or induce or attempt to induce any employee of Penwest to terminate his or her employment with, or otherwise cease his or her relationship with, Penwest. For a period of five years from the Effective Date, Penwest shall not directly or indirectly recruit or solicit any employee of Penford, or induce or attempt to induce any employee of Penford to terminate his or her employment with, or otherwise cease his or her relationship with, Penford.

              (c) If any restriction set forth in Sections 8.4 (a) or (b) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

              (d) The restrictions contained in this Section 8.4 are necessary for the protection of the respective businesses and goodwill of Penwest and Penford and are considered by Penford and Penwest to be reasonable for such purpose. Penford and Penwest agree that any breach of this Section 8.4 is likely to cause Penwest or Penford, as the case may be, substantial and irrevocable damage and therefore, in the event of any such breach, Penwest or Penford, as the case may be, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

         8.5  STOCK OPTIONS.

         Prior to the Distribution Date, Penford shall (i) amend its stock plans to provide that, for purposes of such stock plans, the term employee shall include all Penwest Employees as of the Record Date, (ii) amend each Penford stock option held by a Penwest Employee as of the Record Date to provide that the option will continue to vest for so long as the Penwest Employee remains an employee of Penwest and (iii) effective as of the Distribution Date, make an adjustment to the exercise price of each Penford stock option outstanding as of the Record Date and make an adjustment to the number of shares of Penford Common Stock under each Penford stock option outstanding as of the Record Date. The adjustment to the exercise price of such stock option shall be applied by multiplying the exercise price of the option by a fraction, the numerator of which shall equal the Penford Market Capitalization and the denominator of which shall equal the sum of the Penford Market Capitalization and the Penwest Market Capitalization. The adjustment in the number of shares of Penford Common Stock shall be applied by multiplying the number of shares of Penford Common Stock under each Penford stock option as of the Record Date by a fraction, the numerator of which shall equal the sum of the Penford Market Capitalization and Penwest Market Capitalization and the denominator of which shall equal the Penford Market Capitalization. Thus, a holder of an option to purchase one share of Penford Common Stock at an exercise price of $10 per share shall have the exercise price of the option reduced from $10 per share to $6.66 per share (i.e., $10 x 200,000,000/300,000,000 = $6.66 and number of shares increased by
1.5 (i.e. 1 x 300,000,000/200,000,000 = 1.5)).

         8.6  REGISTRATION RIGHTS.

              (a) REGISTRATION OF SHARES. In the event that the Distribution has not occurred by September 30, 1998, upon the request of Penford, Penwest shall file with the SEC, as promptly as practicable, a resale registration statement (the "Resale Registration Statement"). Penford shall have the right to request up to three Resale Registration Statements, provided that Penwest shall have no obligation to file any such resale registration statement on or prior to a ninety (90) day period following the filing of any other registration statement by Penwest. Penwest shall use its reasonable best efforts to cause each Resale Registration Statement to be declared effective by the SEC as soon as practicable. If a Resale Registration Statement shall be withdrawn before effectiveness, it shall not be counted against Penford's right to request three registrations.

              (b)  LIMITATIONS ON REGISTRATION RIGHTS.

                   (i) Penwest may, by written notice to Penford, for a period of up to 45 days from the date of written notice, delay the filing or effectiveness of any of the Resale Registration Statements in the event that (1) Penwest is engaged in any activity or transaction that Penwest desires to keep confidential for business reasons, (2) the Penwest Board of Directors determines in good faith that the disclosure of such information would be detrimental to Penwest, and (3) the Penwest Board of Directors determines in good faith that the public disclosure requirements imposed on Penwest under the Securities Act in connection with any such Resale Registration Statement would require disclosure of such activity or transaction.

                   (ii) If Penwest delays a Resale Registration Statement, Penwest shall, as promptly as practicable following the termination of the circumstances which entitled Penwest to do so, take such actions as may be necessary to file or reinstate the effectiveness of a Resale Registration Statement. If as a result thereof the prospectus included in a Resale Registration Statement has been amended to comply with the requirements of the Securities Act, Penwest shall enclose such revised prospectus with the notice to Penford given pursuant to this paragraph (ii), and Penford shall make no offers or sales of shares pursuant to a Resale Registration Statement other than by means of such revised prospectus.

              (c)  REGISTRATION PROCEDURES.

                   (i) In connection with the filing by Penwest of a Resale Registration Statement, Penwest shall furnish to Penford as many copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act as Penford shall reasonably request for the purpose of effecting the plan of distribution set forth therein.

                   (ii) Penwest shall use its best efforts to register or qualify the Penwest Common Stock covered by a Resale Registration Statement under the securities laws of such states as Penford shall reasonably request; provided, however, that Penwest shall not be required in connection with this paragraph (ii) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

                   (iii) If Penwest has delivered preliminary or final prospectuses to Penford and after having done so the prospectus is amended to comply with the requirements of the Securities Act, Penwest shall promptly notify Penford and, if requested by Penwest, Penford shall immediately return all prospectuses to Penwest. Penwest shall promptly provide Penford with revised prospectuses.

                   (iv) At the request of Penford, Penwest shall sign an underwriting agreement in customary form with managing underwriters selected by Penford, and shall cooperate with such managing underwriters in all reasonable respects to facilitate the distribution contemplated by Penford, including without limitation making available the books, records and personnel of Penwest for the purpose of the underwriters' "due diligence" and providing customary legal opinions and auditors' comfort letters.

                   (v) Each of Penwest and Penford shall share in equal amounts the expenses incurred by Penwest in complying with its obligations under this Section 8.6, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for Penwest, and fees and expenses of accountants for Penwest, but excluding (A) any brokerage fees, selling commissions or underwriting discounts incurred by Penford in connection with sales under a Resale Registration Statement and (B) the fees and expenses of any counsel retained by Penford.

              (d) If Penwest begins preparations to file a registration statement for sale of securities on a form in which common stock held by Penford may be included, Penwest shall notify Penford in writing at least thirty (30) days before filing the registration statement and shall include therein any Penwest Common Stock that Penford requested to be included.

              (e) REQUIREMENTS OF PENFORD. Penwest shall not be required to include any Penwest Common Stock owned by Penford in a Resale Registration Statement unless:

                   (i) Penford furnishes to Penwest in writing such information regarding Penford as Penwest may reasonably request in writing in connection with the Resale Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

                   (ii) Penford shall have provided to Penwest its written agreement:

                       (A) to indemnify Penwest and each of its directors and officers against, and hold Penwest and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Penwest or such directors and officers may become subject by reason of any statement or omission in the Resale Registration Statement made in reliance upon, or in conformity with, any written statement by Penford furnished pursuant to this Section 8.6(e); and

                       (B) to report to Penwest sales made pursuant to the Resale Registration Statement.

              (f) Penwest agrees to indemnify and hold harmless Penford against any losses, claims, damages, expenses or liabilities to which Penford may become subject by reason of any untrue statements of a material fact contained in the Resale Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to Penwest in writing by or on behalf of Penford for use in the Resale Registration Statement. Penwest shall have the right to assume the defense and settlement of any claim or suit for which Penwest may be responsible for indemnification under this Section 8.6(f).

              (g) ASSIGNMENT OF RIGHTS. Penford may not assign any of its rights under this Section 8.6.

         8.7  MUTUAL ASSURANCES.

              (a) In addition to the actions specifically provided for elsewhere in this Agreement or any other agreement or document contemplated by this Agreement or otherwise, Penford and Penwest agree to cooperate with respect to the implementation of this Agreement or any other agreement or document contemplated by this Agreement or otherwise, and to execute such further documents and instruments as may be necessary to consummate and make effective the transactions contemplated by this Agreement or any other agreement or document contemplated by this Agreement or otherwise;

              (b) Penford and Penwest shall arrange, attend and participate in joint meetings with corporate collaborators, suppliers, customers and others to the extent necessary to assure the orderly transition of the business and assets contemplated hereby, provided that nothing herein shall be deemed to obligate either Penford or

Penwest to take any action or reach any understandings which may violate any applicable laws.

              (c) Penford and Penwest agree to take any reasonable actions necessary in order for the Distribution to qualify as a tax-free distribution pursuant to Sections 355 and 368 of the Code.

              (d) Penford and Penwest agree that they shall not take any action which could reasonably be expected to prevent the Distribution from qualifying as a tax-free distribution within the meaning of Sections 355 and 368 of the Code or any other transaction contemplated by this Agreement or any other agreement or document contemplated by this Agreement or otherwise which is intended by the parties to be tax-free from failing so to qualify. Without limiting the foregoing, after the Closing Date and on or prior to the Distribution Date, Penwest shall not issue or grant, directly or indirectly, any shares of Penwest Common Stock or any rights, warrants, options or other securities to purchase or acquire (whether upon conversion, exchange or otherwise) any shares of Penwest Common Stock (whether or not then exercisable, convertible or exchangeable).

                                   ARTICLE IX

                                   TERMINATION

         9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Distribution Date by the mutual consent of Penford and Penwest.

         9.2 OTHER TERMINATION. This Agreement shall terminate if the Distribution Date shall not have occurred on or prior to December 31, 1998.

         9.3  EFFECT OF TERMINATION.

              (a) In the event of any termination of this Agreement prior to the Closing Date, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party.

              (b) In the event of any termination of this Agreement on or after the Closing Date, only the provisions of Article IV will terminate and the other provisions of this Agreement or any agreement or document contemplated by this Agreement or otherwise shall remain in full force and effect.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Washington.

         10.2 CONSTRUCTION. Each provision of this Agreement shall be interpreted in a manner to be effective and valid to the fullest extent permissible under applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement which shall remain in full force and effect.

         10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

         10.4 EXHIBITS. Exhibits to this Agreement shall be deemed to be an integral part hereof, and schedules or exhibits to such Exhibits shall be deemed to be an integral part thereof.

         10.5 AMENDMENTS; WAIVERS. This Agreement may be amended or modified only in a writing executed on behalf of Penford and Penwest. No waiver shall operate to waive any further or future act and no failure to object of forbearance shall operate as a waiver.

         10.6 NOTICES. Notices hereunder shall be effective if given in writing and delivered or mailed, postage prepaid, by registered or certified mail to:

              Penford Corporation
              777-108th Avenue NE
              Suite 2390
              Bellevue, WA 98004-5193
              Attention: The President

         or to:

              Penwest Pharmaceuticals Co.
              2981 Route 22
              Patterson, NY 12563-9970
              Attention: The President

         10.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement and the rights and obligations contained herein

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



or in any exhibit or schedule hereto shall not be assignable, in whole or in part, without the prior written consent of the parties hereto and any attempt to effect any such assignment without such consent shall be void.

         10.8 PUBLICITY. Prior to the Distribution, each of Penwest and Penford shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the IPO, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

         10.9 EXPENSES. Except as expressly set forth in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, whether or not the IPO or the Distribution is consummated, all third party fees, costs and expenses paid or incurred in connection with the Distribution will be paid by Penford.

         10.10 HEADINGS. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

         10.11 ARBITRATION. Any dispute, controversy or claim arising out of or in connection with this Agreement or any of the Ancillary Agreements (including any questions of fraud or questions concerning the validity and enforceability of this Agreement or any of the Ancillary Agreements or any of the rights herein and therein conveyed), shall be determined and settled by arbitration in Seattle, Washington, pursuant to the rules then in effect of the American Arbitration Association as modified by this paragraph. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court having competent jurisdiction. The party submitting such dispute shall give written notice to that effect to the other party, stating the dispute to be arbitrated and the name and address of a person designated to act as arbitrator on its behalf. Within fifteen (15) days after such notice, the other party shall give written notice to the first party stating the name and address of a person designated to act as an arbitrator on its behalf. In the event that the second party shall fail to notify the first party of its designation of an arbitrator within the time specified, then the first party shall request the American Arbitration Association to appoint a second arbitrator. The two arbitrators so chosen shall meet within fifteen (15) days after the second arbitrator has been appointed to appoint a third arbitrator. If the two arbitrators are unable to agree on the appointment of a third arbitrator within such fifteen (15) day period, either party may request the American Arbitration Association to appoint a third arbitrator. Each arbitrator appointed hereunder shall be independent of the parties and either party may disqualify an arbitrator who is or is affiliated with a supplier, customer or competitor of either party without the consent of the other party. Each

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



arbitrator shall be reasonably knowledgeable regarding the area or areas in dispute. The arbitrators shall follow substantive rules of law and the Federal Rules of Evidence, require the parties to conduct discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure in an expeditious manner, cause testimony to be transcribed, and make an award accompanied by findings of fact and a statement of reasons for the decision. All costs and expenses, including attorney's fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this paragraph shall be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties shall share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. Each party, and the arbitrators, shall use their best efforts, subject to reasonable prosecution of the arbitration, court order and disclosure required under securities laws, to keep the subject matter of the arbitration and confidential information of each party confidential, and the arbitrators are authorized to impose such protective orders as they may deem appropriate for such purpose.

         10.12 ENTIRE AGREEMENT. This Agreement contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        PENFORD CORPORATION


                                        By: _______________________


                                        Title:_____________________


                                        PENWEST PHARMACEUTICALS CO.


                                        By:  ______________________


                                        Title:_____________________









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